Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

GL TRADE

42 rue Notre Dame des Victoires

75002 Paris

France

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-150383) of SunGard Data Systems (“SunGard”) of our report dated December 1, 2008, with respect to the consolidated balance sheets of GL Trade as of December 31st, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, cash flows, and recognized income and expense for the years then ended, which report appears in the Form 8-K/A of SunGard.

KPMG Audit

Département de KPMG S.A.

Jean-Pierre Valensi

Paris La Défense, France

December 1, 2008